Exhibit 99.12
JAG Media Holdings, Inc.

6865 S.W. 18th Street, Suite B13
Boca Raton, FL 33433

As of August 16, 2007

Cryptometrics, Inc.
73 Main Street
Tuckahoe, NY 10707

Re:	Agreement Amending Merger Agreement Among JAG Media Holdings, Inc. (“JAG Media”), Cryptometrics Acquisition, Inc. (“Cryptometrics Acquisition”), Cryptometrics, Inc. (“Cryptometrics”), Robert Barra, Michael Vitale, Karlen & Stolzar, Thomas J. Mazzarisi and Stephen J. Schoepfer (collectively, the “Parties”) dated as of January 24, 2007, as Further Amended by those Certain Agreements Among the Parties dated as of February 26, 2007, April 2, 2007, April 20, 2007, May 11, 2007, May 18, 2007, June 15, 2007 and July 16, 2007 (“Merger Agreement Amendment”)

Gentlemen:

This will confirm our understanding regarding the following changes to the Merger Agreement and Merger Agreement Amendment, which have been authorized by the directors of JAG Media, Cryptometrics Acquisition and Cryptometrics:

1. The Closing Date set forth in the first sentence of paragraph 8 of the Merger Agreement Amendment is hereby changed to November 2, 2007.

2. The Automatic Termination Date of August 16, 2007 set forth in the first sentence of paragraph 9 of the Merger Agreement Amendment is hereby changed to November 7, 2007.

3. Cryptometrics shall pay up to $200,000 in additional transaction costs on behalf of JAG Media, in addition to the $150,000 in such costs set forth in paragraph 3 of the May 18, 2007 agreement among the Parties (“Additional Transaction Costs”). Cryptometrics shall pay $94,446.39 of the Additional Transaction Costs to JAG Media’s lawyers, accountants, financial printers and other parties in accordance with wire instructions to be furnished by JAG Media and within five (5) days after execution of this agreement and receipt of the relevant wire instructions from JAG Media. The remaining Additional Transaction Costs shall be paid as and when those payments become due and payable in accordance with paragraph 5 below.

4. Notwithstanding anything to the contrary in the Merger Agreement, as amended, JAG Media may issue such options, warrants and shares of Common Stock as it deems necessary or appropriate to address payables, debt and operating expenses of JAG Media (“JAG Media Expenses”), as well as Additional Transaction Costs, provided that such issuances do not result in the issuance of more than 750,000 shares of Common Stock. Proceeds from such issuances shall be allocated 2/3 for JAG Media Expenses (“JAG Media Allocation”) and 1/3 for Additional Transaction Costs (“Cryptometrics Allocation”).

5. The proceeds from the JAG Media Allocation shall be used by JAG Media for JAG Media Expenses. The proceeds from the Cryptometrics Allocation shall be paid to Cryptometrics promptly after receipt of such proceeds by JAG Media. Proceeds from the Cryptometrics Allocation received from time-to-time by JAG Media shall be applied first toward reimbursement of Cryptometrics for Additional Transaction Costs paid by Cryptometrics until such proceeds are exhausted and then toward any Additional Transaction Costs not due and payable at the time to the extent proceeds from the Cryptometrics Allocation are available. If proceeds from the Cryptometrics Allocation are not available at the time JAG Media receives invoices for Additional Transaction Costs Cryptometrics shall promptly pay such invoices.

All defined terms used in this agreement, which are not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement Amendment. Except as otherwise set forth in this agreement, the Merger Agreement Amendment and the Merger Agreement shall remain unchanged and in full force and effect. The company voting and lock-up agreement executed in connection with the Merger Agreement shall continue in full force and effect and “Merger Agreement” as defined therein shall include all amendments thereto, inclusive of that contained herein.

If the foregoing accurately reflects your understanding of our agreement regarding the above matter, please indicate your agreement and acceptance by signing in the appropriate space below and returning a fully executed and dated copy of this agreement to the undersigned.

[SIGNATURES APPEAR ON NEXT PAGE]

Sincerely yours, JAG MEDIA HOLDINGS, INC.	AGREED AND ACCEPTED: CRYPTOMETRICS ACQUISITION, INC.

By: /s/ Thomas J. Mazzarisi Name: Thomas J. Mazzarisi Title: Chairman & CEO Date: September 12, 2007	By: /s/ Thomas J. Mazzarisi Name: Thomas J. Mazzarisi Title: President Date: September 12, 2007

AGREED AND ACCEPTED: CRYPTOMETRICS, INC.	The undersigned is signing this agreement solely in its capacity as “Escrow Agent” pursuant to the provisions of paragraph 10 of the Merger Agreement Amendment

By: /s/ Robert Barra Name: Robert Barra Title: Co-CEO Date: September 12, 2007	KARLEN & STOLZAR, LLP
By: /s/ Michael Stolzar Name: Michael I. Stolzar Title: Partner Date: September 12, 2007

/s/ Robert Barra Robert Barra Dated: September 12, 2007	The undersigned are signing this agreement only with respect to their obligations set forth in paragraph 12 of the Merger Agreement Amendment

/s/ Thomas J. Mazzarisi Thomas J. Mazzarisi Dated: September 12, 2007

/s/ Michael Vitale Michael Vitale Dated: September 12, 2007	/s/ Stephen J. Schoepfer Stephen J. Schoepfer Dated: September 12, 2007